As filed with the Securities and Exchange Commission on August 9, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WORLDSPACE, INC.

(Exact name of registrant as specified in its charter)

Delaware	52-1732881
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2400 N Street, N.W., Washington, D.C., 20037

(Address of Principal Executive offices, including Zip Code)

WorldSpace, Inc. 2005 Incentive Award Plan

WorldSpace International Network Inc. 1996 Shares Option Plan

(Full Title of the Plans)

Donald J. Frickel, Esq.

Executive Vice President, General Counsel and Secretary

WorldSpace, Inc.

2400 N Street, N.W., Washington, D.C., 20037

(202) 969-6160

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee(6)
Class A Common Stock, par value $0.01 per share	5,610,714	(2)	$21.285	(3)	$119,424,047.49	(3)	$14,056.22
Class A Common Stock, par value $0.01 per share	14,193,141	(4)	$6.94	(5)	$98,500,398.54	(5)	$11,593.50
TOTAL	19,803,855		—		$217,924,446.03		$25,649.72

(1)	Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of the Registrant’s Class A Common Stock that become issuable under the plans by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2)	Represents shares issuable under the WorldSpace, Inc. 2005 Incentive Award Plan.
(3)	Estimated solely for the purpose of calculating the registration fee and, pursuant to Rule 457(h) under the Securities Act of 1933, as amended, computed based upon the average of the high ($22.78) and low ($19.79) selling prices per share of the Registrant’s Class A Common Stock on August 5, 2005, on the Nasdaq National Market.
(4)	Represents shares of Class A Common Stock subject to options outstanding under the WorldSpace International Network Inc. 1996 Shares Option Plan.
(5)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price for the 14,193,141 shares of the Registrant’s Class A Common Stock reserved for future issuance upon the exercise of options outstanding under the 1996 Plan are calculated using a weighted average exercise price for such shares of $6.94 per share.
(6)	Calculated at a rate of $117.70 per $1,000,000 pursuant to SEC Fee Rate Advisory #6 for Fiscal Year 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

Not filed as part of this Registration Statement pursuant to the Note to Part 1 of Form S-8. The documents containing the information specified in this item have been or will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2. Registrant Information and Employee Plan Annual Information

Not filed as part of this Registration Statement pursuant to the Note to Part 1 of Form S-8. The documents containing the information specified in this item have been or will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

WorldSpace hereby incorporates by reference in this Registration Statement the following documents and information heretofore filed under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”), except as superseded or modified as described herein.

(a)	WorldSpace’s Prospectus included in WorldSpace’s Registration Statement on Form S-1 (Registration Statement No. 333-124044) filed with the Commission pursuant to the Securities Act.

(b)	Not applicable.

(c)	The description of WorldSpace’s Class A Common Stock contained in WorldSpace’s Registration Statement on Form S-1 (Registration Statement No. 333-124044), filed with the Commission pursuant to the Securities Act.

In addition, all documents and other reports WorldSpace files with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement, which indicates that all securities offered by this registration statement have been sold or which deregisters all securities then remaining unsold, will be automatically incorporated by reference as of and from the date of filing; provided, however, that WorldSpace is not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless, and to the extent, specified in any such Current Report on Form 8-K. Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such statement. Any such statement so modified or superseded will only be deemed to be a part of this registration statement as so modified or superseded.

Item 4. Description of Securities

Not applicable

Item 5. Interests of Named Experts and Counsel

Not applicable

Item 6. Indemnification of Directors and Officers

Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit, or proceeding, provided the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A similar standard of care is applicable in the case of actions by or in the right of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action was brought determines that, despite the adjudication of liability but in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses that the Delaware Court of Chancery or other court shall deem proper.

Charter and by-laws. WorldSpace’s certificate of incorporation and bylaws provide that it will indemnify and advance expenses to its directors, officers and employees to the fullest extent permitted by Delaware law in connection with any threatened, pending or completed action, suit or proceeding to which such person was or is a party or is threatened to be made a party by reason of the fact that he or she is or was WorldSpace’s director, officer or employee, or is or was serving at WorldSpace’s request as a director, officer, employee or agent of another corporation or enterprise.

Insurance. WorldSpace also has directors’ and officers’ liability insurance to insure our directors and officers against liability for actions or omissions occurring in their capacity as a director or officer, subject to certain exclusions and limitations.

SEC Position. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling WorldSpace pursuant to the foregoing provisions, WorldSpace has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

The following is a list of exhibits filed as part of this Registration Statement, which are incorporated herein.

5.1	Opinion of Coudert Brothers LLP

23.1	Consent of Grant Thornton LLP

23.2	Consent of Coudert Brothers LLP (included in Exhibit 5.1).

Item 9. Undertakings

WorldSpace hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by WorldSpace pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

WorldSpace hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of WorldSpace’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of WorldSpace pursuant to the foregoing provisions, or otherwise, WorldSpace has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by WorldSpace of expenses incurred or paid by a director, officer or controlling person of WorldSpace in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, WorldSpace will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Washington, District of Columbia, on this 9th day of August, 2005.

WORLDSPACE, INC.

By:	/s/ Noah A. Samara
Noah A. Samara
Chairman, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 9th day of August, 2005.

Signatures	Title
/s/ Noah A. Samara Noah A. Samara	Chairman of the Board, Chief Executive Officer and President (Chief Executive Officer)

/s/ Sridhar Ganesan Sridhar Ganesan	Executive Vice President-Chief Financial Officer (Chief Financial Officer)

/s/ Vincent Loiacono Vincent Loiacono	Senior Vice President (Chief Accounting Officer)

/s/ Kassy Kebede Kassy Kebede	Director

/s/ Jack F. Kemp Jack F. Kemp	Director

/s/ James R. Laramie James R. Laramie	Director

/s/ Charles McC. Mathias Charles McC. Mathias	Director

/s/ Michael Nobel Michael Nobel	Director

/s/ William Schneider, Jr. William Schneider, Jr.	Director

/s/ Gary M. Parsons Gary M. Parsons	Director

EXHIBIT INDEX

Exhibit Number	Exhibit Description

5.1	Opinion of Coudert Brothers LLP

23.1	Consent of Grant Thornton LLP.

23.2	Consent of Coudert Brothers LLP (included in Exhibit 5.1).